Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2017	2016	2015	2014	2013

Consolidated income before income taxes	$316,271	$130,247	$337,314	$196,064	$389,332
Interest sensitive and index product benefits and amortization of deferred sales inducements	2,200,280	976,638	1,177,443	1,605,119	1,525,980
Interest expense on notes and loan payable	30,368	28,248	28,849	36,370	38,870
Interest expense on subordinated debentures	14,124	12,958	12,239	12,122	12,088
Interest expense on amounts due under repurchase agreements and other interest expense	334	30	2	18	139
Interest portion of rental expense	967	920	902	896	843
Consolidated earnings	$2,562,344	$1,149,041	$1,556,749	$1,850,589	$1,967,252

Interest sensitive and index product benefits and amortization of deferred sales inducements	$2,200,280	$976,638	$1,177,443	$1,605,119	$1,525,980
Interest expense on notes and loan payable	30,368	28,248	28,849	36,370	38,870
Interest expense on subordinated debentures	14,124	12,958	12,239	12,122	12,088
Interest expense on amounts due under repurchase agreements and other interest expense	334	30	2	18	139
Interest portion of rental expense	967	920	902	896	843
Combined fixed charges	$2,246,073	$1,018,794	$1,219,435	$1,654,525	$1,577,920

Ratio of consolidated earnings to fixed charges	1.1	1.1	1.3	1.1	1.2

Ratio of consolidated earnings to fixed charges, both excluding interest sensitive and index product benefits and amortization of deferred sales inducements	7.9	4.1	9.0	5.0	8.5